Exhibit 99.2

IMPCO to Acquire Remaining Equity Interest of B.R.C.

CERRITOS, Calif., October 25, 2004 /PRNewswire/ — IMPCO Technologies Inc. (Nasdaq: IMCO), today announced that it has entered into an agreement to acquire the remaining 50 percent equity interests of B.R.C. Societa a Responsabilita Limitata, an Italian limited liability company (“BRC”), from BRC’s founders, Mariano Costamagna and Pier Antonio Costamagna, in exchange for $37.6 million, of which approximately $10.0 million will be paid in cash and the remainder with 5.1 million shares of IMPCO common stock. This acquisition represents an acceleration of the company’s right to acquire the remaining BRC equity interest, the first half of which was acquired in July 2003 upon execution of an option agreement dated October 3, 2002. This acquisition is subject to financing contingencies and certain other conditions, including redemption of IMPCO’s senior subordinated notes issued in July 2003. The transactions are expected to be accretive to IMPCO’s earnings. The transaction is subject to shareholders’ approval and is expected to close by December 31, 2004.

Mr. Robert Stemmler, IMPCO Chairman and CEO, and Mr. Mariano Costamagna, President of BRC, jointly stated that the consolidation of the two companies and the retirement of IMPCO’s subordinated debt has been their primary objective for 2004. They said they planned to assimilate the two companies as quickly as possible to leverage and fully realize the technical, product, marketing and manufacturing strengths of each company in 2005. Mr. Stemmler further stated, “IMPCO believes that the time for completing the second half of the merger is very timely as BRC’s business is currently very strong, particularly in the European Market”. Mr. Costamagna added that, “The current strength of BRC’s European business is a result of the environmental and price advantages enjoyed by alternative fuels throughout Europe and we believe these advantages should continue in the foreseeable future.” As a condition of the purchase transaction, Mr. Costamagna will become an Executive Vice President of IMPCO and will receive an employment agreement in the future, terms and conditions of which will be confirmed and ratified by IMPCO’s Board of Directors at their next scheduled meeting in November 2004. Mr. Costamagna has been a member of IMPCO’s Board of Directors since IMPCO’s initial purchase of BRC in 2003.

IMPCO will host a conference call on Tuesday, October 26, 2004 @ 4:30PM EDT, 1:30PM PDT, to discuss the transactions and answer any questions related to the 8-K that was filed with the SEC on October 25, 2004. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (706) 679-3125. In order to ensure participation, please dial in 15 minutes prior to the scheduled time. A recording of the call will be available until Friday, October 29, 2004 at 12:00 p.m. Eastern time and can be accessed by calling (800) 642-1687 or (706) 645-9291, reference code #1791414.

About IMPCO Technologies and BRC

IMPCO and BRC design, manufacture, market and supply advanced alternative fuel systems and related products for the transportation, industrial and power generation markets. Headquartered in Cerritos, California and Cherasco, Italy, they have offices in Asia, Europe, Australia and South and North America. More information can be found at IMPCO’s web site, http://www.impco.ws and at BRC’s web site, http://www.brc.it.

Except for historical information, the statements, expectations and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the company’s expectations regarding consolidated revenues in future periods and the likelihood that expected closing conditions will be satisfied and the transaction will be consummated as and when expected. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, prevailing market conditions that affect our stock price and our ability to raise capital; our ability to obtain consent of our senior lender to this transaction; our ability to redeem our senior subordinated notes; our ability effectively to integrate our management team during the expected transition period; the combined company’s ability to meet OEM specifications; the success of our recently announced programs with strategic partners; factors that impact growth in international markets; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth from time to time in the company’s SEC reports, including but not limited to those contained in the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For further information, contact Mr. Dale Rasmussen, Investor Relations

Phone: +1-206-315-8242

Fax: +1-206-315-8301

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